Exhibit 99.1

China Industrial Waste Management, Inc. Appoints Four Independent Directors

DALIAN, China, May 1, 2009/Xinhua-PRNewswire-Top Market/ -- China Industrial Waste Management, Inc. (OTC Bulletin Board: CIWT - News), a PRC-based industrial waste processor and provider of environmental protection, pollution treatment and waste management design, announced today that it has increased its board to seven members and appointed Mr. Henry Wong, Mr. Francis Leong, Mr. Long Zhang and Mr. Chunyou Wu as independent board members.

Mr. Henry Wong, age 39, has over 16 years of experience in finance, internal controls and auditing. He has served as an internal auditor for Xinhua Finance Media Ltd., a NASDAQ listed company, since September 2007. From 2004 to 2007, he served as a senior manager at PricewaterhouseCoopers Zhong Tian CPAs Ltd.’s division in China. From 2002 to 2003, Mr. Wong was the internal audit manager of the Hong Kong and China Gas Company Limited. From 1993 to 2002, he worked as a staff auditor at Deloitte & Touche Corporate Finance Limited and Deloitte & Touche Tohmatsu Hong Kong. Mr. Wong holds a bachelor’s degree in accounting from the City University of Hong Kong and a master’s degree in E-commerce from the Open University of Hong Kong. Mr. Wong is also a member of the Association of Chartered Certified Accountants, a member of the Hong Kong Institute of Certified Public Accountants and a Certified Internal Auditor.

Mr. Francis Leong, age 65, has over 30 years of experience in financing and public service industry. He has been a financial consultant of Sungai River Inc., an international financial consulting company, since October 2003.  During his distinguished career in public finance, Mr. Leong has served in various positions as Finance Officer for the City of Calgary, Alberta, as well as its Controller of Transit Transportation, Waterworks, Sanitary and Storm Sewers, Assistant Controller of Electric Systems and as its City Treasurer and General Manager of Finance. Mr. Leong holds a Bachelor’s degree in Communications and a Master’s degree in Public Administration.  In addition to serving as a board director of China Industrial Waste Management, Mr. Leong serves as a Director on the Board of two Toronto Stock Exchange – Venture Board publicly listed companies, i.e., Grand Power Logistics (GPW) and Boyuan Construction Group Inc (BOY).

Mr. Long Zhang, age 35, has worked as an attorney for 12 years with a focus in finance, credit, real-estate, and domestic/overseas investment. He was involved in several enterprises going public abroad and has experience in the global capital markets. Mr. Zhang holds a Bachelor’s degree in Law. He is a registered attorney in China and the principal of Zhang Long Law Firm.

Professor Chunyou Wu, age 63, has over 30 years of professional experience in mechanics and management. He has been employed as a professor of Business Administration at the Dalian University of Technology since 1992. He also serves an independent director and member of the compensation committee of Dalian Thermal Power Company in Dalian, China. Mr. Wu completed his studies at the Tsinghua University School of Economics and Management and Dalian University of Technology.

“We warmly welcome Henry, Chunyou, Francis and Long to our Board of Directors. With their extensive experience in their focused areas, they bring unparalleled financial and industry expertise to CIWT and will add great value to our organization,” Mr. Jinqing Dong, Chairman and CEO of China Industrial Waste Management, commented. “We are committed to maintaining strong corporate governance and believe that the proper oversight and strategic planning capabilities afforded by our board will help us to effectively capitalize on our growth potential while creating incremental shareholder value.”

About China Industrial Waste Management, Inc.

China Industrial Waste Management, Inc.,  International Ltd., is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian and surrounding areas in Liaoning Province, People's Republic of China through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd. ("Dongtai") and other indirect subsidiaries. Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products used by customers as raw material to produce chemical and metallurgy products. In addition, Dongtai treats or disposes of industrial waste through incineration, burial or water treatment, and provides environmental protection services, technology consultation, pollution treatment services, waste management design processing services, waste disposal solutions, waste transportation services, onsite waste management services, and environmental pollution remediation services.

Cautionary Statement Regarding Forward-Looking Information

This release may include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission: the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People's Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital.

Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information, please contact:

Ms. Guo Xin, CFO
Tel:   +86-411-8581-1229
Email: hellenguo@chinaciwt.com

Mr. Zhang Dazhi, Company Secretary
Tel:   +86-411-8259-5339
Email: darcy.zhang@chinaciwt.com
Web:  http://www.chinaciwt.com

Investors Contact:
Mr. Matthew Hayden, HC International
Tel:      +561-245-5155
Email:  matt.hayden@hcinternational.net
Web:   http://www.hcinternational.net